COASTAL CARIBBEAN OILS & MINERALS, LTD.

                              N E W S R E L E A S E


                              FLORIDA CIRCUIT COURT
                              RULES AGAINST COASTAL
                            IN ROYALTY INTEREST CASE

     APALACHICOLA,.   Fla.,  Aug.  5,  1996--  Coastal  Petroleum  Company  said
Florida's Leon County Circuit Court today ruled against the company in its inverse condemnation claim against the State.

     The lawsuit, filed six years ago, sought compensation from the State for its expropriation of Coastal petroleum and mineral royalty interests in 2.5 million acres of tidal lands along the Gulf Coast.

     Coastal contended the State's statutory ban on leasing, enacted in 1990, made its royalty interests worthless, and therefore was tantamount to a taking of its property. The Court, however, held that regulations on the use of sovereign lands cannot be regarded as a taking of property without due process.

     A Coastal spokesman said the company plans to file a notice of appeal with the First District Court of Appeal, which reversed the lower court's summary judgment against Coastal last summer.

     The spokesman further noted that today's ruling has no bearing on the company's drilling permit litigation, which involves working-interest acreage offshore.

                                      -RMB-



                    Contact: James R. Joyce at (203) 245-7664